Exhibit (a)(1)(C)
NOTICE OF WITHDRAWAL
OF STOCK OPTIONS PREVIOUSLY TENDERED FOR EXCHANGE
PURSUANT TO
THE OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS
FOR NEW OPTIONS DATED November 24, 2010
If you previously elected to participate in the exchange offer from TASER International, Inc. to exchange certain outstanding stock options for New Options by submitting a signed Election Form and you would like to withdraw your election, you must notify us of your withdrawal before 11:59 p.m. Eastern Time on December 27, 2010.
If you wish to notify us of your withdrawal, you must complete, sign, date and return this Notice of Withdrawal so that TASER receives it before the expiration date deadline. You must send this entire Notice of Withdrawal via facsimile, regular mail, overnight courier, or hand delivery using the following contact information:
Via Email Delivery:
Scan your executed Notice of Withdrawal and email it to Dan Behrendt, Chief Financial Officer, at dan@taser.com.
Via Facsimile:
Fax your executed Notice of Withdrawal to TASER International, Inc., Attn: Dan Behrendt, Chief Financial Officer at (480) 515-6302.
Via Regular Mail, Overnight Courier or Hand Delivery:
Send your executed Notice of Withdrawal by mail or overnight courier, or hand deliver an executed Notice of Withdrawal, to TASER International, Inc., 17800 N. 85th St., Scottsdale, Arizona 85255, Attn: Dan Behrendt, Chief Financial Officer.
Your withdrawal will be effective as of the date and time that TASER receives this Notice of Withdrawal by any of the methods described above. It is your responsibility to ensure that your withdrawal is received by TASER by the deadline.
TASER must receive your election to withdraw before 11:59 p.m. Eastern Time on December 27, 2010, unless the offer is extended, in which case this Notice of Withdrawal must be received before the extended expiration of the offer.
TASER intends to confirm receipt of your Notice of Withdrawal within three business days of our receipt. If you do not receive confirmation of our receipt, it is your responsibility to ensure that TASER properly received your Notice of Withdrawal.
If you have questions regarding the withdrawal of your election, please send an email to Dan Behrendt, Chief Financial Officer, at dan@taser.com.
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From: [Name]
To: TASER International, Inc.
     I previously received TASER International, Inc.’s Offer to Exchange Certain Outstanding Stock Options for New Options, dated November 24, 2010 (the “Offer to Exchange”) an Election Form, the form of Stock Option Agreement (collectively, the “Agreement”), and the TASER International, Inc. 2009 Stock Incentive Plan.
     I signed and returned the Election Form, thereby electing to exchange the outstanding eligible stock options that I designated in the Election Form for New Options. I now wish to withdraw the tendered stock options listed below from the exchange offer (the “Exchange Offer”) made by TASER pursuant to the Offer to Exchange.
I WISH TO WITHDRAW THE FOLLOWING STOCK OPTIONS FROM THE EXCHANGE OFFER:

Number of Shares Underlying
Grant ID Number	Grant Date	Exercise Price (USD)	Eligible Stock Option

     I understand that by signing this Notice of Withdrawal and delivering it pursuant to the procedure described in Part III, Section 5 of the Offer to Exchange and the instructions above, I will be withdrawing my election with respect to the eligible stock options listed above that I previously elected to exchange.
     By withdrawing my election, I understand that I will not receive any New Options for, and will continue to hold, all of the outstanding eligible stock options listed above, which will continue to be governed by the terms and conditions of the applicable existing stock option agreement(s) between TASER and me.
     I understand that if I wish to change this withdrawal of my tendered stock options and once again accept the Exchange Offer for any or all of the stock options that I have withdrawn, I must submit a new signed Election Form prior to the expiration of the Exchange Offer.
     By signing below, I hereby elect to withdraw from the Exchange Offer the eligible stock options listed above, subject to all of the terms and conditions set forth therein, and elect not to exchange any of the eligible stock options listed above for New Options.
     I have completed and signed this Notice of Withdrawal exactly as my name appears on my original Election Form.

Participant Signature	Date and Time

Participant Name Printed	Participant Address

Daytime Telephone Number	Email Address